Exhibit (h)(9)

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (“Agreement”) is made and entered into on this 19th day of November, 2024, by and between ASPIRATION FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its series, the Aspiration Redwood Fund (the “Fund”), and MISSION INVESTMENT ADVISORS LLC, a Delaware limited liability company (the “Advisor”), with respect to the following:

WHEREAS, the Trust is a statutory trust organized under the Certificate of Trust (“Trust Instrument”) and is registered under the Investment Company Act of 1940 (the “Act”) as an open-end management investment company; and

WHEREAS, the Fund is a series of the Trust; and

WHEREAS, the Trust and the Advisor have entered into an Investment Advisory Agreement dated October 10, 2024 (“Advisory Agreement”), pursuant to which the Advisor provides investment advisory services to the Fund; and

WHEREAS, the Fund and the Advisor have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund, and, therefore, have entered into this Agreement, in order to maintain the Fund’s expense ratio within the Operating Expense Limit, as defined below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  EXPENSE LIMITATION

(a)
Applicable Expense Limit. The Fund has set an Operating Expense Limit, outlined below and stated in Appendix A. Applicable Expense shall be defined as the aggregate expenses of every character, including but not limited to investment advisory fees of the Advisor, administration fees, distribution and shareholder service fees, fees necessary for professional services, and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, and other such fees and expenses, but does not include the following non-waivable expenses, referred to as “Non-Waivable Expenses:” (i) any front-end or contingent deferred loads; (ii) brokerage fees and commissions, (iii) acquired fund fees and expenses; (iv) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including for example option and swap fees and expenses); (v) borrowing costs (such as interest and dividend expense on securities sold short); (vi) taxes; and (vii) extraordinary expenses, such as litigation expenses (which may include indemnification of Fund officers and Trustees and contractual indemnification of Fund service providers (other than the Adviser)). These expenses are typically shown on the financial statements of the Fund and are classified as the Fund Operating Expenses. Appendix A may be amended to add or delete a fund or class, or to increase or decrease the Maximum Operating Expense Limit applicable to the Fund, as provided in this Agreement.

(b)	The Fund agrees to repay to Advisor (i) the amount of fees (including any amounts foregone through limitation or reimbursement pursuant to subsection (a) hereof) that, but for subsection (a) hereof, would have been payable by the Fund to Advisor pursuant to the Advisory Agreement and (ii) the amount of expenses reimbursed by Advisor in accordance with subsection (a) (the “Deferred Fees”), subject to the limitations provided in this subsection. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of Non-Waivable Expenses), without regard to such repayment, are at an annual rate equal to or less than the Maximum Operating Expense Limit for each respective class of shares of the Fund, as set forth in Appendix A. Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of Non-Waivable Expenses) do not exceed the Maximum Operating Expense Limit for the Fund.

Deferred Fees are subject to full or partial repayment by the Fund within the three fiscal years following the date on which the expenses occurred if the Fund is able to make the repayment without exceeding the lesser of its current Maximum Operating Expense Limit or the Maximum Operating Expense Limit in place at the time of the initial waiver and/or reimbursement. In no event will a Fund be obligated to pay any fees waived or deferred with respect to any other series of the Trust.

(c)	Due from Advisor Reimbursement. To the extent that the Fund's Operating Expenses exceed the Operating Expense Limit, as defined in Section 1(a) above, such excess amount (the “Excess Amount”) shall be the liability of the Advisor. Those expenses incurred on behalf of the Fund and the Advisor, particularly those expenses advanced on the Advisor's behalf for Fund marketing and distribution, shall also be the liability of the Advisor and payable to the party advancing such expenses on the Advisor's behalf. Marketing expenses are specifically excluded as being deemed a liability of any party other than the Advisor. In determining the Fund Operating Expenses, expenses that the Fund would have incurred but did not actually pay because of expense offset or brokerage/services arrangements shall be added to the aggregate expenses so as not to benefit the Advisor.

(d)
Expense Limit Calculation. The Fund's maximum operating expense limits in any year shall be calculated as a percentage of the average daily net assets of the Fund. The Operating Expense Limit shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and Statement of Additional Information. For purposes of the Operating Expense Limit, that  calculation shall include all the expenses directly charged to the net asset value of the Fund.

(e)	Method of Computation. To determine the Advisor's liability with respect to the Excess Amount, each month the Fund's Operating Expenses shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of the Fund, the Advisor shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Advisor shall also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

(f)	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.  TERM AND TERMINATION

This Agreement shall be effective as of October 10, 2024 and shall continue in effect until January 31, 2026, and shall thereafter continue in effect from year to year for successive one-year periods unless terminated as provided in this paragraph. This Agreement may be terminated, without payment of any penalty, by: (i) the Trust at any time, so long as such action has been authorized by resolution of a majority of the Trustees who are not party to this Agreement or “interested persons” of the Trust, as defined in the Act, or by a vote of a majority of the outstanding voting securities of the Trust; and (ii) by the Advisor upon 30 days' prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period. In addition, this Agreement shall terminate with respect to the Fund upon termination of the Advisory Agreement.

3.  MISCELLANEOUS

(a)	Captions. The captions in this Agreement are included for convenience only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.

(b)
Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or by- laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

(c)
Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the Act, shall have the same meaning as, and be resolved by reference to, such Advisory Agreement or the Act.

(d)
Entire Agreement. This Agreement and all the exhibits attached hereto constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior negotiations , agreements, and understandings with respect thereto.

(e)	Amendment. No amendment or modification to this Agreement, or any attachment hereto, shall be valid unless made in writing and executed by all parties hereto.

(f)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

[SIGNATURES ON FOLLOWING PAGE]

REPRESENTATION OF SIGNATORIES. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

ASPIRATION FUNDS On behalf of The Fund

By:	/s/ Tim Newell
Tim Newell, Principal Executive Officer, Aspiration Funds

MISSION INVESTMENT ADVISORS LLC

By:	/s/ Tim Newell
Tim Newell, CEO, Mission Investment Advisors LLC

EXPENSE LIMITATION AGREEMENT Appendix A
MAXIMUM OPERATING EXPENSE LIMIT SCHEDULE

FUND	OPERATING EXPENSE LIMIT
Aspiration Redwood Fund	1.35%